UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934

March 14, 2003
(Date of Report)

ALASKA AIR GROUP, INC.

(Exact name of registrant as specified in its charter)
Commission file number 1-8957

Delaware (State or other jurisdiction of incorporation or organization)	91-1292054 (I.R.S. Employer Identification No.)

19300 Pacific Highway South, Seattle, Washington 98188
(Address of principal executive offices)
(206) 431-7040
(Registrant’s telephone number)

ITEM 9. Regulation FD Disclosure

In accordance with General Instruction B.2 of Form 8-K, the following information shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing. This Report will not be deemed an admission as to the materiality of any information required to be disclosed solely to satisfy the requirements of Regulation FD.

FORWARD-LOOKING INFORMATION

This report may contain forward-looking statements that are based on the best information currently available to management. These forward-looking statements are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are indicated by phrases such as “will,” “should,” “the Company believes,” “we expect” or any other language indicating a prediction of future events. There can be no assurance that actual developments will be those anticipated by the Company. Actual results could differ materially from those projected as a result of a number of factors, some of which the Company cannot predict or control. For a discussion of these factors, please see Item 1 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2002. The Company expressly disclaims any duty to update these projections, and makes no representation as to their continued accuracy in the event it does not provide such updates.

First Quarter 2003

	Forecast	Change
	Q1	Yr/Yr

Alaska Airlines
Capacity (ASMs in millions)	4,707	5.4%
Fuel gallons (000,000)	78.8	5.1%
Cost per ASM excluding fuel (cents)	8.9	0.3%

Alaska Airlines’ February traffic increased 5.8% to 979.6 million revenue passenger miles (RPMs) from 925.8 million flown a year earlier. Capacity during February was 1.453 billion available seat miles (ASMs), 2.8% higher than the 1.413 billion in February 2002.

The passenger load factor (the percentage of available seats occupied by fare paying passengers) for the month was 67.4%, compared to the 65.5% in February 2002. The airline carried 1,021,400 passengers compared to 997,100 in February 2002.

For February 2003, revenue per available seat mile (RASM) increased by 1.3% as compared to February 2002. This increase in RASM is due principally to an increase in load factor.

Horizon Air
Capacity (ASMs in millions)	614	15.6%
Fuel gallons (000,000)	13.0	5.7%
Cost per ASM excluding fuel (cents)	16.2	(8.5%)

Horizon Air’s February traffic increased 6.8% to 112.3 million RPMs from 105.1 million flown a year earlier. Capacity for February was 190.2 million ASMs, 10.7% higher than the 171.8 million in February 2002.

The passenger load factor for the month was 59.1%, compared to the 61.2% last February. The airline carried 343,400 passengers compared to 348,100 in February 2002.

For February 2003, RASM decreased by 3.3% as compared to February 2002. This decrease in RASM is due to decreases in yield and load factor.

Capacity Estimates for 2003

Provided below are capacity (ASMs in millions) for the full year of 2003:

Alaska Airlines capacity	20,672	6.8%
Horizon Air capacity	2,594	6.9%

Other Financial Information

Cash and Short-Term Investments

Cash and short-term investments amounted to approximately $547 million on February 28, 2003 as compared to $572 million at January 31, 2003. The decrease of $25 million is principally due to the cash purchase of one B737-700 aircraft in February 2003. The Company expects this aircraft will be financed in April 2003.

Fuel Cost per Gallon (including realized hedging gains)

	Cost per Gallon	% Change from Prior Year

Alaska:

January	92.7 cents	27.3%

February	99.1 cents	40.4%

Horizon:

January	94.7 cents	25.4%

January	101.9 cents	33.7%

Current fuel hedge positions for Alaska and Horizon are as follows:

	Approximate % of Expected	Approximate Crude Oil
	Fuel Requirements	Price per Barrel

January – December 2003	35%	$22

Operating Fleet Plan

Provided below are estimated changes in the Alaska and Horizon fleets for 2003:

		On Hand	Estimated
			Change During
	Seats	YE 2002	2003

Alaska Airlines
B737-200C	111	9
B737-400	138	40
B737-700	120	16	6
B737-900	172	6	5
MD-80	140	31	(4)

Total		102	7

Horizon Air
Dash 8-100/200	37	28
Dash 8-400	70	15
F-28	69	4	(4)
CRJ 700	70	16	2

Total		63	(2)

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ALASKA AIR GROUP, INC. Registrant

Date: March 13, 2003

/s/ Terri K. Maupin Terri K. Maupin Staff Vice President/Finance and Controller

/s/ Bradley D. Tilden Bradley D. Tilden Executive Vice President/Finance and Chief Financial Officer